PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	JUNE 21, 2011
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes Contour Energy Systems Financing

Harris & Harris Group, Inc. (NASDAQ: TINY) notes that Contour Energy Systems, Inc. today announced it has successfully raised a Series C round of financing from Singapore’s EDBI (EDB Investments Pte Ltd.) and previous investors CMEA Capital, Harris & Harris Group, Schlumberger and U.S. Venture Partners.  Contour Energy will use these funds to expand its research and development efforts, to increase its production capacity and to fund growth.  These parallel initiatives are designed to accelerate the commercialization of its portfolio of next-generation primary and rechargeable batteries targeting applications in automotive, consumer, industrial, medical and military markets worldwide.  Harris & Harris Group participated in the Series C financing with an investment of $720,000.  This investment brings Harris & Harris Group's total investment at cost in Contour Energy to $4,029,995.  Contour Energy's press release may be accessed at http://www.businesswire.com/news/home/20110621005526/en/Contour-Energy-Systems-Lands-Series-Funding.

Harris & Harris Group is a publicly traded venture capital company that invests in nanotechnology and microsystems.  Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The references to the websites www.HHVC.com and www.businesswire.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.  Harris & Harris Group is not responsible for the content of third party websites.